UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒    Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Resonate Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

Filed by Resonate Inc. pursuant
to Rule 14a-12 under the Securities
Exchange Act of 1934

Subject Company: Resonate Inc.
Commission File No. 0-31139

On December 24, 2002, this press release was issued by Resonate Inc.

CONTACT:

Resonate, Inc.
408.548.5500
pr@resonate.com

FOR IMMEDIATE RELEASE:

ROCKET HOLDINGS INC. TO ACQUIRE RESONATE INC. IN
$49.1 MILLION ACQUISITION

BOARD AUTHORIZES SHAREHOLDER RIGHTS PLAN

SUNNYVALE, Calif., December 24, 2002 – Resonate® Inc. (Nasdaq: RSNT) announced today that it and Rocket Holdings, LLC, a Delaware limited liability company, wholly-owned by Messrs. Peter Watkins and Richard Hornstein, the Chief Executive Officer/President and Chief Financial Officer, respectively, of Resonate, announced today that they have entered into a definitive merger agreement for the acquisition of all of the outstanding shares of Resonate common stock. The Resonate Board of Directors (excluding Mr. Watkins who did not participate in any of the deliberations of the Resonate Board of Directors) has approved this transaction. In connection with a potential sale of the company, the Resonate Board of Directors established a Special Committee of the Board comprised of the non-management, independent members of the Resonate Board of Directors to review and evaluate all offers for the acquisition of the company. The approval of the Resonate Board of Directors was based upon the unanimous recommendation of the Special Committee as to the offer by Rocket.

Under the terms of the definitive merger agreement, Rocket will acquire all of the outstanding shares of Resonate common stock for $1.79 in cash per share, and Rocket will use the company’s cash and cash equivalents on hand at the closing to acquire such shares. The value of the transaction is approximately $49.1 million. The transaction will be subject to customary regulatory approvals as well as approval of Resonate’s stockholders. Resonate anticipates that the transaction will close in the first quarter of 2003. The definitive merger agreement will be filed and made publicly available under a Form 8-K.

1

Broadview International has acted as the financial advisor to the Special Committee.

The company also said that its Board of Directors has authorized the adoption and implementation of a shareholder rights plan, and that shareholders would be receiving additional information regarding the plan in a separate communication.

About Resonate

Founded in 1995, Resonate is the leading provider of application performance management solutions for business-critical application environments. The flagship Resonate Commander™ is the first and only application performance management solution that proactively locates, diagnoses and resolves outages and performance bottlenecks before they impact end-users or the business. Hundreds of customers worldwide including AT&T, AIG, Bank of America, Charles Schwab, Chase Manhattan Corporation, Citibank, DoubleClick, Eastman Chemical, E*TRADE, FedEx, France Telecom, Nippon Steel and UBS PaineWebber among others, rely on Resonate solutions. Resonate has strategic partnerships with industry leaders including BEA Systems, IBM, and Sun Microsystems.

Resonate is headquartered in Sunnyvale, California.

For more information on Resonate, visit http://www.resonate.com.

ADDITIONAL INFORMATION:

ROCKET HOLDINGS AND ITS MEMBER-MANAGERS INTEND TO FILE A SCHEDULE 13E-3 REGARDING THE PROPOSED TRANSACTION. RESONATE INTENDS TO FILE A PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND MAIL IT TO RESONATE’S STOCKHOLDERS IN CONNECTION WITH THE PROPOSED TRANSACTION. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE SCHEDULE 13E-3 FILING AND THE PROXY STATEMENT FOR THE MERGER CAREFULLY, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PARTIES, THE PROPOSED TRANSACTION AND RELATED MATTERS. AFTER THESE DOCUMENTS ARE FILED, YOU MAY OBTAIN THEM FREE OF CHARGE AT THE WEBSITE MAINTAINED BY THE SEC AT HTTP://WWW.SEC.GOV OR BY YOU MAY OBTAIN THESE DOCUMENTS AND ANY OTHER SEC FILINGS OF RESONATE FREE OF CHARGE BY MAKING YOUR REQUEST TO PR@RESONATE.COM

Resonate Inc. and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the stockholders of Resonate with respect to the transactions contemplated by the merger agreement. Information regarding Resonates directors and executive officers is included in Resonate’s proxy statement for its 2002 Annual Meeting, which was filed with the SEC on July 29, 2002. More recent

2

information regarding the directors and executive officers of Resonate and additional information regarding both companies and the interests of their members, directors and executive officers in the proposed transaction will be included in the proxy statement regarding the proposed transaction to be filed with the SEC. Resonate files annual, quarterly and special reports, proxy and information statements, and other information with the SEC. Investors may read and copy any of these reports, statements and other information at the SEC’s public reference rooms located at 450 5th Street, N.W., Washington, D.C., 20549, or any of the SEC’s other public reference rooms located in New York and Chicago. Investors should call the SEC at 1-800-SEC-0330 for further information on these public reference rooms. The reports, statements and other information filed by Resonate with the SEC are also available for free at the SEC’s web site at www.sec.gov. A free copy of these reports, statements and other information may also be obtained from Resonate by making your request to the contact listed at the beginning of this document.

3